Exhibit 10.39

EXECUTION COPY

NOTE PURCHASE AGREEMENT

(Secured Variable Funding Notes, Series 2007-1)

Dated as of April 10, 2007

Among

APPLE RIDGE FUNDING LLC

as Issuer,

CARTUS CORPORATION,

as Servicer,

THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME PARTY HERETO,

as the Conduit Purchasers,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Committed Purchasers,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Managing Agents,

and

CALYON NEW YORK BRANCH,

as Administrative Agent and Lead Arranger

i

SCHEDULES AND EXHIBITS

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Purchaser Group Information
SCHEDULE III	Notice Information

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Increase Request
EXHIBIT C	Form of Stated Amount Reduction Notice
EXHIBIT D	Form of Stated Amount Increase Notice

ii

NOTE PURCHASE AGREEMENT

(Secured Variable Funding Notes, Series 2007-1)

Dated as of April 10, 2007

APPLE RIDGE FUNDING LLC, a Delaware limited liability company, as Issuer, CARTUS CORPORATION, a Delaware corporation, as Servicer, THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME PARTY HERETO, as Conduit Purchasers, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Committed Purchasers, THE PERSONS FROM TIME TO TIME PARTY HERETO, as Managing Agents and CALYON NEW YORK BRANCH, (“Calyon”), in its capacity as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”) and as Lead Arranger agree as follows:

WHEREAS, the Issuer has entered into that certain Indenture (as defined below) which provides for the issuance of Notes from time to time and the Purchasers desire to purchase a Series of Notes to be issued pursuant to the Series Supplement described below;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings set forth in the Indenture or the Series Supplement (each as defined below), as applicable. In addition, the following terms have the following respective meanings:

“Administrative Agent” is defined in the preamble.

“Agreement” means this Note Purchase Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Alternate Base Rate” means, with respect to any Interest Period, the daily average of a fluctuating interest rate per annum as shall be in effect from time to time during such Interest Period, which rate shall at all times be equal to the higher of: (i) the rate of interest announced publicly in New York City by the Administrative Agent from time to time as the Administrative Agent’s base rate for borrowings in United States dollars; and (ii) one half of one percent per annum above the Federal Funds Rate.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement in substantially the form of Exhibit A hereto pursuant to which any Purchaser assigns all or a portion of its rights and obligations under this Agreement and the other Transaction Documents.

“Base Rate Tranche” means a Tranche for which interest is calculated by reference to the Alternate Base Rate.

“Closing Date” means April 10, 2007.

“Commercial Paper Notes” means, with respect to any Conduit Purchaser, the commercial paper notes issued by such Conduit Purchaser allocated in whole or in part by its related Managing Agent to fund the investment of such Conduit Purchaser in the Series 2007-1 Notes.

“Commitment” means (i) with respect to each Committed Purchaser, the commitment of such Committed Purchaser to purchase an interest in the Series 2007-1 Notes on the Closing Date and to fund Increases on any Increase Date in accordance herewith in an amount not to exceed the dollar amount set forth opposite such Committed Purchaser’s name under the heading “Commitment” on Schedule II attached hereto, as such amount may be increased or reduced pursuant to Section 2.05 of this Agreement, minus the dollar amount of any Commitment or portion thereof assigned by such Committed Purchaser in accordance with this Agreement, plus the dollar amount of any increase to such Committed Purchaser’s commitment consented to by such Committed Purchaser prior to the time of determination and (ii) with respect to any assignee of a Committed Purchaser pursuant to an Assignment and Acceptance Agreement, the commitment of such assignee to purchase an interest in the Series 2007-1 Notes and to fund Increases on any Increase Date in accordance herewith in an amount not to exceed such assignee’s commitment, minus the dollar amount of such commitment or portion thereof assigned by such assignee pursuant to an Assignment and Acceptance prior to the time of determination.

“Commitment Termination Date” means April 10, 2012.

“Committed Percentage” means, for each Committed Purchaser within any Purchaser Group, with respect to any date of determination, (i) a fraction (expressed as a percentage) having as its numerator the Commitment of such Committed Purchaser as of such date and as its denominator the sum of the Commitments of all Committed Purchasers within the related Purchaser Group as of such date or (ii) such other percentage as is agreed to by such Committed Purchaser and its Managing Agent so long as the sum of the Committed Percentages for all Committed Purchasers within the same Purchaser Group remains at 100%.

“Committed Purchaser” means, with respect to any Purchaser Group, each of the financial institutions specified as such on Schedule II to this Agreement or in the applicable Assignment and Acceptance Agreement pursuant to which such Person becomes a party hereto and their respective successors and permitted assigns, and “Committed Purchasers” shall mean, collectively, all of the foregoing.

“Conduit Purchaser” means, with respect any Purchaser Group, each Person specified as such on Schedule II to this Agreement or in the Assignment and Acceptance Agreement pursuant to which such Person became a party hereto and their respective successors and permitted assigns (including any related Permitted Conduit Assignee), and “Conduit Purchasers” shall mean, collectively, all of the foregoing.

“CP Disruption” means the inability of any Conduit Purchaser, at any time, whether as a result of a prohibition or any other event or circumstance whatsoever, to raise funds through the issuance of its Commercial Paper Notes in the United States commercial paper market.

“CP Rate” means, with respect to any Conduit Purchaser for any Interest Period and the related CP Tranche, a rate per annum equal to the sum of (i) the rate (or if more than one rate, the weighted average of the rates) determined by converting to an interest-bearing equivalent rate per annum, the discount rate (or rates) at which Commercial Paper Notes issued to fund or maintain such CP Tranche, as the case may be, may be sold by any placement agent or commercial paper dealer selected by its related Managing Agent (as agreed between each such agent or dealer and such Managing Agent), plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.

“CP Tranche” means a Tranche for which interest is calculated by reference to the CP Rate.

“Eurodollar Determination Date” means, for any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Eurodollar Rate” means, for any Tranche for any Interest Period, a rate per annum equal to the London interbank offered rate for deposits in United States dollars in an amount comparable to such Tranche and for a period equal to such Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m., London time, on the related Eurodollar Determination Date, divided by the remainder of one minus the Eurodollar Reserve Percentage applicable during such Interest Period, if any. If such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), the rate for such day will be determined on the basis of the rates at which deposits in United States dollars in an amount comparable to such Tranche and for a period equal to such Interest Period are offered to the Administrative Agent at approximately 11:00 a.m., London time, on such Eurodollar Determination Date by prime banks in the London interbank market.

“Eurodollar Rate Disruption Event” means, for any Owner, for any Interest Period, any of the following: (i) a determination by such Owner that it would be contrary to law or the directive of any central bank or other governmental authority to obtain United States dollars in the London interbank market to fund or maintain its investment in the Series 2007-1 Notes for such Interest Period, (ii) the inability of such Owner, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its investment in the Series 2007-1 Notes for such Interest Period or (iii) a determination by such Owner that the maintenance of its investment in the Series 2007-1 Notes for such Interest Period at the Eurodollar Rate will not adequately and fairly reflect the cost to such Owner of funding such investment at such rate.

“Eurodollar Reserve Percentage” means, as of any day, the percentage (expressed as a decimal) in effect on such day, as prescribed by the Board of Governors of the Federal

Reserve System (or any successor), for determining the maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Board of Governors of the Federal Reserve System (or any successor) which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as currently defined in Regulation D.

“Eurodollar Tranche” means a Tranche for which interest is calculated by reference to the Eurodollar Rate.

“Federal Bankruptcy Code” means the federal bankruptcy code of the United States of America codified in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fifth Omnibus Amendment” means that certain Fifth Omnibus Amendment of even date herewith by and among Cartus, CFC, the Transferor, Realogy, the Indenture Trustee, the Administrative Agent and the initial Conduit Purchasers and Committed Purchasers party hereto.

“Increase Request” means a request for an Increase in substantially the form attached hereto as Exhibit B.

“Indemnified Party” is defined in Section 5.02.

“Indenture” means that certain Master Indenture dated as of April 25, 2000 among the Issuer, The Bank of New York (as successor to JPMorgan Chase Bank, National Association), as Indenture Trustee and The Bank of New York, as Paying Agent, Authentication Agent and Transfer Agent and Registrar, as amended, restated, supplemented or otherwise modified from time to time.

“Lien” has the meaning given in the Purchase Agreement.

“Liquidity Provider” means the Person or Persons which provide liquidity support to a Conduit Purchaser pursuant to a Liquidity Provider Agreement.

“Liquidity Provider Agreement” means an agreement between a Conduit Purchaser and a Liquidity Provider evidencing the obligation of such Liquidity Provider to provide liquidity support to such Conduit Purchaser in connection with the issuance by such Conduit Purchaser of Commercial Paper Notes.

“Managing Agent” means with respect to any Purchaser Group, the Person identified as such on Schedule II to this Agreement or in the Assignment and Acceptance Agreement pursuant to which the members of such Purchaser Group became parties hereto.

“Other Taxes” is defined in Section 2.08.

“Owner” means (a) each Conduit Purchaser, (b) each Committed Purchaser, (c) each Liquidity Provider, Program Support Provider or other Person that has purchased, or has entered into a commitment to purchase, the Series 2007-1 Notes or an interest therein from a Conduit Purchaser pursuant to a Liquidity Provider Agreement, Program Support Agreement or otherwise, and (d) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit Purchaser.

“Permitted Conduit Assignee” means, with respect to any Purchaser Group, any commercial paper conduit administered by the Managing Agent for such Purchaser Group or any of its Affiliates.

“Permitted Lien” has the meaning given in the Purchase Agreement.

“Program Support Agreement” means an agreement between a Conduit Purchaser and a Program Support Provider evidencing the obligation of such Program Support Provider to provide liquidity or credit enhancement or asset purchase facilities for or in respect of any assets or liabilities of such Conduit Purchaser in connection with the issuance by such Conduit Purchaser of Commercial Paper Notes.

“Program Support Provider” means the Person or Persons who will provide program support to a Conduit Purchaser pursuant to a Program Support Agreement.

“Pro Rata Share” means, for a Purchaser Group at any time of determination, a fraction (expressed as a percentage) having the Purchaser Group Limit for such Purchaser Group as its numerator and the Stated Amount as its denominator; provided, however, that if any Purchaser fails to fund any amount as required hereunder, “Pro Rata Share” shall mean, for purposes of making all distributions hereunder, a fraction (expressed as a percentage) having the portion of the Series Outstanding Amount funded by each Purchaser Group as its numerator and the Series Outstanding Amount as its denominator.

“Purchase” means the purchase of the Series 2007-1 Notes by the Purchasers from the Issuer on the Closing Date.

“Purchaser Group” means each group of Purchasers consisting of one or more Conduit Purchasers and any Permitted Conduit Assignees of such Conduit Purchasers, the related Committed Purchasers, the related Liquidity Provider(s) and Program Support Provider(s), if any, the related Managing Agent and their respective permitted assigns.

“Purchaser Group Limit” means (i) with respect to each Purchaser Group existing on the date hereof, the amount set forth opposite the name of such Purchaser Group on Schedule II attached hereto, as such amount may be increased or decreased pursuant to Section 2.05 hereof, or reduced pursuant to Section 7.04(c) hereof and (ii) with respect to any other Purchaser

Group, the amount indicated in the Assignment and Acceptance Agreement pursuant to which the members of such Purchaser Group become parties to this Agreement, as such amount may be increased or decreased pursuant to Section 2.05 hereof, or reduced pursuant to Section 7.04(c) hereof.

“Purchaser” means, a Conduit Purchaser or Committed Purchaser as the context requires and “Purchasers” means collectively, the Conduit Purchasers and the Committed Purchasers.

“Rate Type” means the Eurodollar Rate, the Alternate Base Rate or the CP Rate.

“Realogy” means Realogy Corporation, a Delaware corporation, and its successors.

“Reported EBITDA” has the meaning given in the Transfer and Servicing Agreement.

“Required Managing Agents” means, at any time, Managing Agents representing Purchaser Groups which hold Series 2007-1 Notes that represent at least 66 2/3% of the Series Outstanding Amount or, if the Series Outstanding Amount is zero, Managing Agents representing Purchaser Groups with Pro Rata Shares of not less than 66 2/3%.

“Series 2007-1 Notes” has the meaning given in the Series Supplement.

“Series Supplement” means the Series 2007-1 Indenture Supplement of even date herewith, among the Issuer, The Bank of New York, as Indenture Trustee and The Bank of New York, as Paying Agent, Authentication Agent and Transfer Agent and Registrar, supplementing the Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Taxes” is defined in Section 2.08(a).

“Tranche” is defined in Section 2.04.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” means “including without limitation.”

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II

PURCHASE AND SALE OF SERIES 2007-1 NOTES

SECTION 2.01. Purchase and Transfer of Series 2007-1 Notes.

(a) On the terms and subject to the conditions set forth in this Agreement, the Indenture and the Series Supplement, and in reliance on the covenants, representations and agreements set forth herein and therein, on the Closing Date (i) the Issuer agrees to sell, transfer and deliver to Calyon, as Managing Agent on behalf of the Purchasers in its Purchaser Group and (ii) Atlantic Asset Securitization LLC, (“Atlantic”), acting through Calyon as Managing Agent, may, in its discretion, and Calyon New York Branch, acting through Calyon as Managing Agent, shall, if Atlantic determines not to so purchase, purchase from the Issuer, on the date hereof, the Series 2007-1 Note issued to its related Managing Agent having an aggregate maximum face amount equal to the applicable Purchaser Group Limit. Without limiting any other provision of this Agreement, the obligation of any Purchaser to purchase an interest in a Series 2007-1 Note is subject to the satisfaction of the conditions precedent set forth in Section 3.01 hereof.

(b) On the Closing Date, the Issuer will deliver to Calyon, as Managing Agent on behalf of the Purchasers in its Purchaser Group, a Series 2007-1 Note, dated as of the Closing Date, registered in the name of such Managing Agent having a face amount equal to the Purchaser Group Limit of its Purchaser Group, and duly authenticated by the Authentication Agent in accordance with the provisions of the Indenture against delivery by such Managing Agent, on behalf of the Purchasers in the related Purchaser Group, to the Issuer of such Purchaser Group’s Pro Rata Share of the Initial Series Outstanding Amount.

SECTION 2.02. Increases and Reductions to the Series Outstanding Amount.

(a) Subject to the terms and conditions set forth in this Agreement and in the Series Supplement, the Issuer may, in its discretion, at any time during the Revolving Period deliver to the Indenture Trustee, each Managing Agent and the Administrative Agent, an Increase Request not less than two Business Days prior to the applicable Increase Date, provided, that:

(i) after giving effect to such Increase, (A) the Series Outstanding Amount shall not exceed the Stated Amount at such time; (B) the Pro Rata Share of the Series Outstanding Amount funded by each Purchaser Group shall not exceed its Purchaser Group Limit and (C) the portion of the Series Outstanding Amount funded by any Committed Purchaser shall not exceed its Commitment;

(ii) the Increase Request shall specify: (A) the proposed date of the requested Increase, (B) the amount of the requested Increase (which shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, such other amounts as may be agreed among the Issuer and the Managing Agents), (C) the bank account to which the funds from such Increase should be sent and (D) the requested Rate Type(s); and

(iii) if such Increase would cause the Series 2007-1 Required Asset Amount to be greater than the Series 2007-1 Allocated Adjusted Aggregate Receivable Balance as shown on the most recent Receivables Activity Report (or, if less, the Series 2007-1 Allocated Adjusted Aggregate Receivable Balance shown on the most recent Weekly Activity Report, if applicable), each Managing Agent must have received an interim servicing report, in a form to be mutually agreed upon by the Issuer and the Managing Agents, based on the most recently available interim reporting, which demonstrates that such Increase will not cause a Series 2007-1 Asset Amount Deficiency to occur.

(b) Subject to the terms and conditions set forth in this Agreement (including Section 3.02 hereof) and the Series Supplement, on each Increase Date the Conduit Purchasers in each Purchaser Group, acting through the related Managing Agent, may (but are not committed to) at the request of the Issuer pursuant to an Increase Request, fund such Purchaser Group’s Pro Rata Share of the requested Increase in amounts to be allocated among such Conduit Purchasers by the related Managing Agent. If any Conduit Purchaser chooses at any time not to fund its portion of such Purchaser Group’s Pro Rata Share of a requested Increase when requested by the Issuer, on the applicable Increase Date, the related Committed Purchasers, acting through the related Managing Agent, shall, subject to the conditions set forth in Section 3.02 hereof, fund their respective Committed Percentages of the related Purchaser Group’s Pro Rata Share of the amount of such Increase. Each funding of a Purchaser Group’s Pro Rata Share of an Increase shall be paid by the related Purchasers to an account designated by the related Managing Agent. Each Managing Agent shall deliver its Purchaser Group’s Pro Rata Share of the amount of each Increase to the Issuer in U.S. Dollars in immediately available funds by 1:00 p.m. (New York City time) on the related Increase Date to an account designated by the Issuer prior to the Increase Date. Each Increase funded by the Purchasers hereunder shall represent an increase in the Series Outstanding Amount. Each Managing Agent shall provide prompt notice to the Issuer and each other Managing Agent if any Conduit Purchaser in its Purchaser Group elects not to fund its share of any Increase.

(c) Subject to the terms and conditions set forth in the Series Supplement, at any time during the Revolving Period, in addition to the optional redemption provisions set forth in Section 7.01 of the Series Supplement, the Issuer shall have the right to reduce the Series Outstanding Amount by at least $10,000,000 (or such other amounts as may be agreed among the Issuer and the Managing Agents) by causing Series 2007-1 Collections to be allocated to the Series 2007-1 Principal Subaccount for application towards principal payments of the Series 2007-1 Notes; provided, that (i) the Issuer shall give at least two (2) Business Days prior written notice to the Managing Agents, the Administrative Agent and the Indenture Trustee in respect of such reduction; (ii) such reduction of the Series Outstanding Amount shall be applied to reduce the outstanding principal amount of the Series 2007-1 Note held by each Purchaser Group ratably in accordance with its Pro Rata Share and (iii) unless the date of such reduction is a Distribution Date, the Issuer shall pay to the Managing Agents (for the account of the Purchasers in the related Purchaser Group), the amount of any funding losses incurred by the Purchasers in connection with such reduction in accordance with Section 2.09 of this Agreement.

SECTION 2.03. Calculation and Payment of Interest and Fees.

(a) Each Managing Agent shall, on or prior to the first day of each Interest Period, notify the Indenture Trustee and the Servicer of the Series 2007-1 Tranche Rate which will be applicable to each Tranche during such Interest Period and Managing Agent shall, no later than the Business Day preceding the next Determination Date, notify such parties of the total interest to be paid for each such Tranche and the total Monthly Program Fees to be paid to its Purchaser Group on the relevant Distribution Date.

(b) Interest on each Tranche during each Interest Period shall accrue at the applicable Series 2007-1 Tranche Rate for such Interest Period and all accrued and unpaid interest on each Tranche shall be payable on each Distribution Date in accordance with the terms of the Series Supplement. Interest with respect to any Tranche due but not paid on any Distribution Date will be due on the next succeeding Distribution Date together with Additional Interest as calculated in accordance with the terms of the Series Supplement.

(c) The Issuer shall pay to each Managing Agent, for the account of the Purchasers in the related Purchaser Group, the Facility Fee and Program Fee pursuant to the Fee Letter. The Facility Fee and the Program Fee will constitute “Monthly Program Fees” as defined in the Series Supplement and shall be due and payable on each Distribution Date pursuant to Section 4.04 of the Series Supplement.

SECTION 2.04. Tranches.

(a) Each funding made by the Purchasers in the same Purchaser Group on any Increase Date having one Rate Type shall be referred to herein as a “Tranche”. The Issuer shall select the Rate Type(s) to apply to each Tranche for the related Interest Period in the related Increase Request; provided, however, that

(i) the selection of such Rate Type(s) shall be subject to the approval of each Managing Agent in its sole and absolute discretion;

(ii) if any Managing Agent notifies the Issuer and the Servicer that a CP Disruption has occurred, the Eurodollar Rate shall automatically apply to any CP Tranche from and after such notice until such Managing Agent notifies the Issuer and the Servicer that such CP Disruption has ceased (it being agreed that each Managing Agent shall give the Issuer and the Servicer prompt notice that any such CP Disruption has ceased); and

(iii) any portion of the Series Outstanding Amount that is not allocated to a CP Tranche shall be a Eurodollar Tranche unless: (A) on or prior to the first day of the next related Interest Period, such Managing Agent has given the Issuer and the Servicer notice that a Eurodollar Rate Disruption Event has occurred and such Managing Agent shall not have subsequently notified the Servicer and the Issuer that such Eurodollar Rate Disruption Event no longer exists (it being agreed that each Managing Agent shall give the Issuer and the Servicer prompt notice that any such Eurodollar Rate Disruption Event no longer exists); (B) such Managing Agent did not receive notice that such Tranche was to be a Eurodollar Tranche by 11:00 A.M. (New York City time) on the second Business Day preceding the first day of such Interest Period; or (C) the Outstanding Tranche Amount of such Tranche is less than $1,000,000, in any of which events such Tranche shall be a Base Rate Tranche.

The Administrative Agent shall promptly, upon the request of any party, notify each Managing Agent, the Issuer and the Servicer of the Eurodollar Rate applicable to any Eurodollar Tranche or the Alternate Base Rate applicable to any Base Rate Tranche.

(b) The Managing Agents may at any time after the occurrence and during the continuance of any Amortization Event, or at any time after the Amortization Period has commenced either (i) divide any Tranche into two or more Tranches having an aggregate Outstanding Tranche Amount equal to the Outstanding Tranche Amount of such divided Tranche, or (ii) combine any two or more Tranches into a single Tranche having an Outstanding Tranche Amount equal to the aggregate of the Outstanding Tranche Amounts of such Tranches; provided, however, that no Tranche owned by any Conduit Purchaser may be combined with a Tranche owned by any other Purchaser and no Tranche held by the Committed Purchasers in any Purchaser Group may be combined with any Tranche held by the Committed Purchasers in any other Purchaser Group; and provided further that if any such Tranche is requested to become a Eurodollar Tranche, such notice must be received at least two Business Days’ prior to the last day of the Tranche Period for such Tranche.

SECTION 2.05. Reductions and Increases to Stated Amount.

(a) The Issuer may at any time, upon at least two (2) Business Days’ prior written notice to each Managing Agent, the Indenture Trustee and the Administrative Agent, such notice to be in the form of Exhibit C hereto, terminate in whole or reduce in part the Stated Amount; provided, however, that each partial reduction shall (i) be in an amount equal to $5,000,000 or an integral multiple thereof, (ii) reduce each Purchaser Group Limit hereunder ratably in accordance with the respective Purchaser Group’s Pro Rata Share of such reduction to the Stated Amount and (iii) reduce each Committed Purchaser’s Commitment ratably within their respective Purchaser Group in accordance with each Committed Purchaser’s Committed Percentage.

(b) The Issuer may, from time to time upon at least thirty (30) days’ prior written notice to each Managing Agent, the Indenture Trustee and the Administrative Agent, request an increase to the Stated Amount. Each such notice shall be substantially in the form of

Exhibit D hereto (each a “Stated Amount Increase Notice”) and shall specify (i) the proposed date such increase shall become effective, (ii) the proposed amount of such increase, which amount shall be at least $25,000,000; (iii) the identity of the Purchaser Group(s) (and members thereof) whose Purchaser Group Limit(s) will be increased in connection therewith; (iv) the identity of all Committed Purchasers in such Purchaser Group and the amount of their respective Commitments after giving effect to such increase in the Stated Amount; and (v) a recalculation of the Pro Rata Shares which will become effective upon such increase in the Stated Amount. No such increase shall become effective unless and until (x) either (i) the Commitments of the Committed Purchasers in such Purchaser Group have been increased by the amount of such increase in the Stated Amount, as evidenced by the Managing Agent for such Purchaser Group and each of the Purchasers in such Purchaser Group executing such Stated Amount Increase Notice or (ii) one or more additional Purchaser Groups have become parties to this Agreement by executing a joinder agreement in form and substance reasonably acceptable to the Required Managing Agents and the Issuer. Notwithstanding anything to the contrary set forth herein, nothing contained in this Agreement shall constitute a commitment on the part of any Purchaser hereunder to agree to any such increase, or to assume or increase any obligation to the Issuer at any time.

SECTION 2.06. Increased Costs. If, after the date hereof due to either the introduction of or any change in, or in the interpretation of, (i) any law or regulation by the Governmental Authority that promulgated or administers compliance with such law or regulation (other than laws or regulations with respect to income taxes, branch profits or franchise taxes based on income or gross receipts) or (ii) any guideline or request from any central bank or other Governmental Authority or similar agency, including, without limitation, the Financial Accounting Standards Board (“FASB”) or any comparable entity (whether or not having the force of law), any reserve or deposit or similar requirement shall be imposed, modified or deemed applicable, any basis of taxation shall be changed (other than as a result of a change in laws and regulations with respect to income tax branch profits or franchise taxes) or any other condition shall be imposed, and there shall be any increase in the cost to any Owner of making, funding, or maintaining the principal outstanding under, a Series 2007-1 Note or in the cost to any Owner of agreeing to make, fund, or maintain any principal outstanding under, a Series 2007-1 Note, then the Issuer shall from time to time, upon demand by any such Owner, by the submission of the certificate described below, pay to such Owner, additional amounts sufficient to compensate such Owner for such increased cost; provided, however, that before making any such demand, such Owner has agreed to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take such steps (including the designation of a different applicable lending office) as would avoid the need for, or reduce the amount of, such additional cost and would not, in the judgment of such Owner, be otherwise disadvantageous to such Owner. A certificate setting forth in reasonable detail the reasons for and the amount of such increased cost submitted to the Issuer and the Indenture Trustee by the relevant Owner, or the related Managing Agent on behalf of such Owner, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.07. Increased Capital. If any Owner determines that compliance with any law or regulation or any guideline or request or any written interpretation from any central bank or other Governmental Authority or similar agency, including, without limitation, FASB or any comparable entity (whether or not having the force of law) which is introduced, implemented or received by such Owner after the date hereof, affects or would affect capital adequacy or the amount of capital required or expected to be maintained by such Owner or any corporation controlling such Owner and that the amount of such capital is increased as a result of the existence of this Agreement, the Series Supplement or the obligations of a Liquidity Provider under a Liquidity Provider Agreement or the obligations of a Program Support Provider under a Program Support Agreement, or has or would have the effect of reducing such Owner’s rate of return on capital then, upon demand by any such Owner, by the submission of the certificate described below, the Issuer shall pay to such Owner, from time to time, as specified by such Owner, additional amounts sufficient to compensate such Owner in light of such circumstances, to the extent that such Owner reasonably determines such increase in capital to be allocable to a Series 2007-1 Note or the existence of this Agreement, the Series Supplement, any Liquidity Provider’s obligations under a Liquidity Provider Agreement or any Program Support Provider’s obligations under a Program Support Agreement. In determining such amounts, such Owner may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Owner in connection with commitments of that type. A certificate as to such amounts submitted to the Issuer and the Indenture Trustee by the relevant Owner, or by the related Managing Agent on behalf of such Owner, setting forth the basis therefor and calculation thereof in reasonable detail, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08. Taxes.

(a) All payments made by the Issuer under this Agreement, the Series Supplement, the Fee Letter and any Series 2007-1 Note to or for the benefit of a Series 2007-1 Noteholder, the Administrative Agent or any Owner shall be made, to the extent allowed by law, free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority having taxing authority (excluding income taxes, branch profits or franchise taxes based on income or gross receipts) imposed on such Person as a result of any present or former connection between the jurisdiction of the government or taxing authority imposing such tax or any political subdivision or taxing authority thereof or therein and such Person (other than any connection arising solely from such Person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the Series Supplement or a Series 2007-1 Note or any other related document to which such Person is a party) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to or under the Series 2007-1 Note, (i) the sum payable by the Issuer shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08), the relevant Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions, and (iii) the Issuer shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b) In addition, the Issuer agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to any Liquidity Provider Agreement (hereinafter “Other Taxes”).

(c) Subject to the provisions set forth in this Section 2.08, the Issuer will indemnify each Purchaser, the Administrative Agent and each Owner for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Purchaser, the Administrative Agent and each Owner and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided, that such Purchaser, the Administrative Agent or such Owner, in making a demand for indemnity, shall provide the Issuer with a certificate from the relevant taxing authority or from a responsible officer of such Person stating or otherwise evidencing that such Person has made payment of such Taxes or Other Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes or Other Taxes. Whenever any Taxes are payable by the Issuer, within 30 days thereafter the Issuer shall send to the applicable Purchaser, the Administrative Agent and any applicable Owner a certified copy of an original official receipt received by the Issuer showing payment thereof. If the Issuer fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the applicable Purchaser, the Administrative Agent and any applicable Owner the required receipts or other required documentary evidence, the Issuer shall indemnify such Person for any incremental Taxes, interest or penalties that such Person is legally required to pay as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement, the Series Supplement and the payment of the Series 2007-1 Notes.

(d) On or before the date it becomes a Series 2007-1 Noteholder (and, so long as it may properly do so, periodically thereafter, as may be required by applicable law, to keep forms up to date), any Series 2007-1 Noteholder that is organized under the laws of a jurisdiction outside the United States of America shall deliver to the Indenture Trustee and the Paying Agent any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish its exemption from existing United States federal withholding requirements, including (i) two original copies of Internal Revenue Service Form W-8 BEN or Form W-8-ECI or successor applicable form, properly completed and duly executed by such Series 2007-1 Noteholder certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

(e) If any such Series 2007-1 Noteholder does not comply with Section 2.08(d), amounts payable to such Series 2007-1 Noteholder under this Section 2.08 shall be limited to amounts that would have been payable under this section if such Series 2007-1 Noteholder had so complied.

(f) All Taxes and Other Taxes owing under this Section 2.08 shall be payable in accordance with Section 7.11.

SECTION 2.09. Funding Losses.

(a) If, for any reason, a principal payment with respect to any CP Tranche or any Eurodollar Tranche shall occur on any date which is not the last day of the applicable Interest Period, the Issuer shall compensate each Purchaser, upon demand, for all funding losses by paying to such Purchaser an amount equal to the sum of (i) the amount of interest which would have accrued on the relevant Tranche but for such prepayment through the last day of the relevant Interest Period less the interest earned by such Purchaser by investing such funds in investments permissible (in the case of the Conduit Purchaser) for the commercial paper program of the Conduit Purchaser and (ii) all reasonable out-of-pocket expenses which such Purchaser may sustain or incur as a consequence of such prepayment. Such amounts shall be payable by the Issuer pursuant to Section 4.01(c) of the Series Supplement.

(b) In addition to the foregoing, the Issuer shall compensate each Owner, upon its written demand, for all losses, expenses and liabilities on account of any liquidation or reemployment of deposits or other funds acquired by such party to make, fund or maintain a Tranche, (i) if by reason of the acts or omissions of the Issuer, the funding of any CP Tranche or Eurodollar Tranche does not occur on a date specified therefor in the relevant funding request; (ii) if for any reason any payment, prepayment or conversion of principal of any CP Tranche or Eurodollar Tranche occurs on a date which is not the last day of the Interest Period for such Tranche or (iii) as a consequence of any required conversion of any CP Tranche or Eurodollar Tranche to a Tranche for which interest is calculated at another Rate Type prior to the last day of the Interest Period for the relevant Tranche. A certificate setting forth in reasonable detail the reasons for and the amount of such demand submitted to the Issuer by such Owner, shall be conclusive and binding for all purposes, absent manifest error. Such amounts shall be payable by the Issuer pursuant to Section 4.01(c) of the Series Supplement.

SECTION 2.10. Nonrecourse Obligations. Notwithstanding any provision in any other Section of this Agreement to the contrary, the obligation of the Issuer to pay any amounts payable to a Purchaser or any other Owner pursuant to Sections 2.06, 2.07, 2.08, 2.09, 5.02 and 7.08 of this Agreement shall be without recourse to the Issuer (or its assignee, if applicable), the Servicer (or any Person acting on behalf of any of them), the Indenture Trustee or any other Owner or any affiliate, officer or director of any of them, and the obligation of the Issuer to pay any amounts hereunder shall be limited solely to the application of Pool Collections and other amounts (collectively, the “Available Amounts”) required to be distributed to the Managing Agents, on behalf of the related Purchasers, in the Indenture and the Series Supplement, to the extent that such amounts are available for distribution. In the event that amounts payable to a Purchaser or any other Owner pursuant to this Agreement exceed the Available Amounts, the excess of the amounts due hereunder (and subject to this Section 2.10) over the Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Federal Bankruptcy Code against the applicable party until such time as such party has Available Amounts.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Purchase. The Purchase is subject to the satisfaction of each of the following conditions on or prior to the Closing Date (any or all of which (except Section 3.01(e)) may be waived by the Managing Agents in their sole and absolute discretion:

(a) The Managing Agents shall have received on or before the date hereof each of the items listed on Schedule I hereto, each (unless otherwise indicated) dated the date hereof, in form and substance reasonably satisfactory to the Managing Agents;

(b) The Series Supplement shall have become effective in accordance with its terms;

(c) All of the conditions precedent set forth in the Indenture to the issuance of the Series 2007-1 Notes shall have been satisfied and all of the terms, covenants, agreements and conditions of this Agreement, the Indenture, the Series Supplement and each other Transaction Document to be complied with and performed by Cartus, CFC, the Issuer, the Transferor, the Servicer, Realogy or the Indenture Trustee, as the case may be, by the date hereof shall have been complied with or otherwise waived by the Managing Agents;

(d) Each of the representations and warranties of Cartus, CFC, the Issuer, the Transferor, the Servicer, Realogy or the Indenture Trustee made in this Agreement, the Indenture, the Series Supplement and each other Transaction Document shall be true and correct in all material respects as of the date hereof as though made as of such time (except to the extent that they expressly relate to an earlier or later time);

(e) No Amortization Event, Servicer Default or Event of Default or event that with the giving of notice or lapse of time or both would constitute such an Amortization Event, Servicer Default or Event of Default shall have occurred and be continuing (before and after giving effect to the Purchase);

(f) Immediately after giving effect to the Purchase, no Series 2007-1 Asset Amount Deficiency shall exist and be continuing;

(g) All fees required to be paid on or prior to the date hereof in accordance with the Fee Letter and the Administrative Agent Fee Letter shall have been paid in full in accordance with the terms thereof; and

(h) Each Managing Agent shall have received a written confirmation from each of the Rating Agencies that the Purchase hereunder will not result in a downgrade or withdrawal of the rating of the Commercial Paper Notes of the Conduit Purchasers in the related Purchaser Group or shall have confirmed to the Administrative Agent that no such written confirmation from the Rating Agencies is necessary to maintain such rating.

SECTION 3.02. Conditions Precedent to each Increase. The funding of any Increase under this Agreement shall be subject to the satisfaction, as of the applicable Increase Date, of each of the following conditions:

(a) Each of the representations and warranties of Cartus, CFC, the Issuer, the Transferor, the Servicer, Realogy or the Indenture Trustee made in this Agreement, the Indenture, the Series Supplement and each other Transaction Document shall be true and correct in all material respects as of the date hereof as though made as of such time (except to the extent that they expressly relate to an earlier or later time); and

(b) No Amortization Event, Servicer Default or Event of Default or event that with the giving of notice or lapse of time or both would constitute such an Amortization Event, Servicer Default or Event of Default shall have occurred and be continuing (before and after giving effect to such Increase); and

(c) Immediately after giving effect to such Increase, no Series 2007-1 Asset Amount Deficiency shall exist and be continuing; and

(d) Each of this Agreement, the Series Supplement, the Series 2007-1 Notes and each other Transaction Document shall remain in full force and effect; and

(e) Each Managing Agent shall have received such other approvals, documents, agreements, certificates or opinions as they may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Issuer. Each of the representations and warranties made by the Issuer as of the Closing Date pursuant to the Indenture and the Series Supplement is incorporated herein by reference for the benefit of the Purchasers, the Managing Agents and the Administrative Agent. In addition, the Issuer hereby represents and warrants to the Purchasers, the Managing Agents and the Administrative Agent as of the Closing Date and each date of any Increase that:

(a) The Series 2007-1 Notes have been duly and validly authorized, and when duly executed and authenticated in accordance with the terms of the Indenture and the Series Supplement, and when duly delivered to and paid for by the Purchasers in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture, the Series Supplement and this Agreement.

(b) Each of the Indenture, the Series Supplement and, assuming the due authorization, execution and delivery by each of the other parties thereto, this Agreement and the Series Supplement, is in full force and effect and no default or other event or circumstance has occurred thereunder or in connection therewith that could result in the termination of any such agreement or any other interruption of the ongoing performance of the obligations by the Issuer under each such agreement.

(c) Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 7.05 and their compliance with the agreements set forth therein, it is not necessary, in connection with the offer, sale and delivery of the Series 2007-1 Notes to the Purchasers, to register the Series 2007-1 Notes under the Securities Act or to qualify the Indenture or the Series Supplement under the Trust Indenture Act of 1939, as amended;

(d) The Issuer is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and as such business is presently conducted, is qualified to do business and is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect;

(e) The Issuer (i) has all necessary limited liability company power and authority (A) to execute and deliver this Agreement, the Series 2007-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party and (B) to perform its obligations under this Agreement, the Series 2007-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary action the execution, delivery and performance by it of, and the consummation by it of the transactions provided for in, this Agreement, the Series 2007-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party. Each of this Agreement, the Series 2007-1 Notes and the Series Supplement constitute the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(f) The execution, delivery and performance by it of, and the consummation by it of the transactions contemplated by, this Agreement, the Series 2007-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party, and the fulfillment by it of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) the certificate of formation or the limited liability company agreement of the Issuer or (B) any material indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which the Issuer is a party or by which it or any of its respective properties is bound, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Pledged Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law (including without limitation, Environmental Laws) or any decision, decree, order, rule or regulation applicable to the Issuer or of any Governmental Authority having jurisdiction over the Issuer, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Issuer, threatened, against the Issuer before any Governmental Authority and (ii) the Issuer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement, the Series 2007-1 Notes, the Series

Supplement or any other Transaction Document, (B) seeks to prevent the consummation of any of the transactions contemplated by this Agreement, the Series 2007-1 Notes, the Series Supplement or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Issuer, would materially and adversely affect the performance by the Issuer of its obligations under this Agreement, the Series 2007-1 Notes, the Series Supplement or any other Transaction Document or the validity or enforceability of this Agreement, the Series 2007-1 Notes, the Series Supplement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(h) Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Issuer in connection with the due execution, delivery and performance by the Issuer of this Agreement, the Series 2007-1 Notes, the Series Supplement or any other Transaction Document to which it is a party and the consummation by the Issuer of the transactions contemplated by this Agreement, the Series 2007-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(i) The Issuer is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended;

(j) On and immediately after the Closing Date, the Issuer (after giving effect to the issuance of the Series 2007-1 Notes) will remain Solvent.

(k) No proceeds of the Purchase or any Increase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(l) As of the Closing Date and as of each Increase Date, unless otherwise previously disclosed to the Managing Agents, the written information furnished by the Issuer pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein was, as of the date originally furnished, true and correct in all material respects and not otherwise materially misleading.

ARTICLE V

COVENANTS AND INDEMNITIES

SECTION 5.01. Covenants of the Issuer and Servicer. Unless the Managing Agents shall otherwise consent in writing:

(a) Each of the Issuer and the Servicer will perform and observe for the benefit of the Owners each of the covenants and agreements required to be performed or observed by it in the Transaction Documents to which it is a party.

(b) The Servicer hereby covenants and agrees to furnish to each Managing Agent: (i) promptly after the execution thereof, copies of all amendments of and waivers with respect to the Transaction Documents and (ii) copies of all financial and other reports that the Servicer is required to furnish pursuant to Sections 3.07(c), 3.08 and 3.09 of the Transfer and Servicing Agreement.

(c) The Issuer hereby covenants and agrees to furnish or cause to be furnished to each Managing Agent:

(i) as soon as available and in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Realogy, copies of the unaudited consolidated balance sheets of Realogy and its consolidated subsidiaries, the related unaudited statements of cash flow for Realogy and the related unaudited statements of earnings and stockholders’ equity of Realogy in each case for such fiscal quarter and for the period from the beginning of such fiscal year through the end of such fiscal quarter and certified by the chief financial officer or a vice president responsible for financial administration of Realogy, all of the foregoing to be prepared in conformity with GAAP applied consistently throughout the periods reflected therein (subject to normal year-end adjustments and without footnote disclosures);

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of Realogy, copies of the consolidated balance sheet of Realogy and its consolidated subsidiaries as at the end of such fiscal year and the related statements of earnings and cash flows and stockholders’ equity of Realogy and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in conformity with GAAP applied consistently throughout the periods reflected therein, certified by independent certified public accountants of nationally recognized standing in the United States of America as shall be selected by Realogy;

(iii) promptly after the filing thereof, and concurrently with the delivery to any creditors of Realogy, copies of all reports on Form 8-K which Realogy files with the Securities and Exchange Commission or any national securities exchange;

(iv) as soon as available and in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Cartus, copies of the unaudited consolidated balance sheets of Cartus and its consolidated subsidiaries and copies of the statements of earnings of Cartus and its consolidated subsidiaries, in each case for such fiscal quarter and for the period from the beginning of such fiscal year through the end of such fiscal quarter and certified by the chief financial officer or controller of Cartus, all of the foregoing to be prepared in accordance with Cartus’s customary management accounting practices as in effect on the date hereof and need not be prepared in conformity with GAAP; and

(v) as soon as available and in any event within 120 days after the end of each fiscal year of Cartus, copies of the unaudited balance sheet and copies of the statements of earnings of Cartus and its consolidated subsidiaries, in each case certified by the chief financial officer or controller of Cartus, all of the foregoing to be prepared in accordance with Cartus’s customary management accounting practices as in effect on the date hereof and need not be prepared in conformity with GAAP.

As long as Realogy is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, a copy of its report on Form 10-K shall satisfy the requirements of Section 5.01(c)(ii) of this Agreement and a copy of its report on Form 10-Q shall satisfy the requirements of Section 5.01(c)(i) of this Agreement. Information required to be delivered pursuant to Section 5.01(c)(i), (ii) and (iii) shall be deemed to have been delivered on the date on which it has been posted on (i) Realogy’s website on the Internet at www.realogy.com or (ii) sec.gov/edgar/searchedgar/webusers.htm.

(d) The Servicer shall prepare and deliver to each Managing Agent, (i) a copy of each Receivables Activity Report and, if applicable, each Weekly Activity Report, prepared and delivered by the Servicer pursuant to the Transfer and Servicing Agreement, together with a certificate of a vice president responsible for financial administration of the Servicer to the effect that, to the knowledge of the Servicer, no Amortization Event or event or circumstance which, with the giving of notice or the passage of time or both, would constitute an Amortization Event shall have occurred and be continuing (which certification may be made directly on such Receivables Activity Report or Weekly Activity Report, as applicable) or, if any such event shall have occurred and be continuing, specifying in reasonable detail the nature thereof and the action, if any, taken or proposed to be taken by the Servicer with respect thereto;

(e) The Issuer shall furnish to the Managing Agents:

(i) promptly, and in any event within one (1) Business Day, after the Issuer obtains knowledge of the occurrence of any Amortization Event, or event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Amortization Event, a written statement of an Authorized Officer of the Issuer describing such event and the action, if any, that such Person proposes to take with respect thereto, in each case in reasonable detail;

(ii) notice of the occurrence of any event or events which have had or would reasonably be expected to have a material adverse effect on the condition or operations, financial or otherwise, of any of Cartus, CFC, the Transferor, the Issuer or the Servicer;

(iii) copies of each report (including, without limitation, each Receivables Activity Report), notice, opinion of counsel, officer’s certificate or financial statement delivered or required to be delivered by the Issuer to any Person (including, without limitation, any Applicable Series Enhancer) under the Transaction Documents, at the time the Issuer delivers or is required to deliver the same thereunder, and

(iv) promptly upon request by any Managing Agent, such other information, documents, records or reports with respect to the Pledged Assets, the Transaction Documents or the condition or operations, financial or otherwise, of any of Cartus, CFC, the Transferor, the Issuer, the Servicer or Realogy as any Managing Agent may from time to time reasonably request.

(f) The Servicer shall furnish to the Managing Agents:

(i) promptly, and in any event within one (1) Business Day, after the Servicer obtains knowledge of the occurrence of any Amortization Event, or event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Amortization Event, a written statement of an Authorized Officer of the Servicer describing such event and the action, if any, that the Servicer proposes to take with respect thereto, in each case in reasonable detail;

(ii) notice of the occurrence of any event or events which have had or would reasonably be expected to have a material adverse effect on the condition or operations, financial or otherwise, of the Servicer;

(iii) copies of each report (including, without limitation, each Receivables Activity Report), notice, opinion of counsel, officer’s certificate or financial statement delivered or required to be delivered by the Servicer to any Person (including, without limitation, any Applicable Series Enhancer) under the Transaction Documents, at the time the Servicer delivers or is required to deliver the same thereunder, and

(iv) promptly upon request by any Managing Agent, such other information, documents, records or reports with respect to the Pledged Assets, the Transaction Documents or the condition or operations, financial or otherwise, of any of the Servicer or Realogy as any Managing Agent may from time to time reasonably request.

(g) Upon reasonable prior notice and during regular business hours, the Servicer will permit independent certified public accountants selected by the Administrative Agent and which have agreed to follow the scope of an audit approved by the Required Managing Agents, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all records, files, books of account, data bases and information in the possession or under the control of the Servicer relating to the Receivables and the other Pledged Assets and (ii) to visit the offices and properties of the Servicer for the purpose of examining any materials described in the preceding clause (i) and to discuss matters relating to the Receivables and the other Pledged Assets or the performance by the Servicer of its obligations under any Transaction Document to which it is a party with any Authorized Officers of the Servicer having knowledge of such matters; provided, however, that (A) such audits will occur no more frequently than twice per year unless a Servicer Default has occurred and is continuing and (B) after the occurrence of a Servicer Default, the Administrative Agent and each Managing Agent or their respective agents and representatives shall be permitted upon reasonable prior notice and during regular business hours to conduct such audits at any time without any limitation as to number. The Servicer will pay all costs and expenses reasonably incurred by such Managing Agent in connection with (i) the first audit in any calendar year conducted pursuant to this Section 5.01(g) and (ii) if a Servicer Default has occurred and is continuing, each other audit conducted by or on behalf of the Administrative Agent or any Managing Agent pursuant to this Section 5.01(g).

(h) The Issuer shall instruct the Indenture Trustee, upon redemption, or payment in full, of all amounts payable in respect of the Series 2007-1 Notes pursuant to the terms thereof and of the Indenture, to furnish to the Managing Agents a notice of such redemption.

(i) The Issuer shall provide or cause to be provided to each Managing Agent a complete set of the Transaction Documents and an executed original copy of each document executed in connection therewith within sixty (60) days after the Closing Date.

(j) The Transferor shall hold, either directly or indirectly 100% of the membership interests of the Issuer while the Series 2007-1 Notes are outstanding. The Transferor shall not sell, pledge or otherwise transfer such membership interests without the prior written consent of the Required Managing Agents.

(k) CFC shall hold, either directly or indirectly, 100% of the common stock of the Transferor while the Series 2007-1 Notes are outstanding. CFC shall not sell, pledge or otherwise transfer such common stock without the prior written consent of the Required Managing Agents.

(l) Cartus shall hold, either directly or indirectly, 100% of the common stock of CFC while the Series 2007-1 Notes are outstanding. Cartus shall not sell, pledge or otherwise transfer such common stock without the prior written consent of the Required Managing Agents unless the debt secured by such pledge was incurred in compliance with Section 7.3(j) of the Purchase Agreement and the terms of such pledge include provisions to the effect that (i) the pledgee has no right, title or interest in or to any assets of CFC other than its rights to receive, as assignee of Cartus, any dividends or other distributions properly declared and paid or made in respect of CFC’s common stock and (ii) the pledgee agrees, that it will not: (x) until after the payment in full of the Notes, exercise any rights it may have under such pledge to foreclose on such stock or to exercise voting rights with respect thereto, including any rights to nominate, elect or remove the independent members of the board of directors or managers of CFC or rights to amend its organizational documents and (y) until one year and one day after payment in full of the Notes, exercise any rights it may have to institute a voluntary bankruptcy proceeding on behalf of CFC.

(m) Neither the Issuer nor the Servicer shall waive, modify or amend, or consent to any waiver, modification or amendment of, any of the terms, provisions or conditions of any of the Transaction Documents or the Lockbox Agreements or the form of, and information required to be reported in, the Receivables Activity Report without the prior written consent of the Required Managing Agents. The Issuer hereby covenants and agrees to furnish, and to cause CFC and the Transferor to furnish to each Managing Agent promptly after the execution thereof, copies of all amendments of and waivers with respect to the Transaction Documents or the Lockbox Agreements. The Issuer shall not amend its certificate of formation or limited liability company agreement without the prior written consent of the Required Managing Agents.

(n) Except as provided in the Fifth Omnibus Amendment, neither the Issuer nor the Servicer shall consolidate with or merge with or into any other Person or convey, transfer or sell all or substantially all of its properties or assets to any other Person without the prior written consent of the Required Managing Agents.

(o) Until the Series Outstanding Amount has been reduced to zero, if the Indenture requires the Issuer to obtain the prior consent of an Applicable Series Enhancer to any amendment to the Transaction Documents or the taking of (or refraining from taking) any other action, the Issuer shall not take such action (or refrain from taking such action) unless it has received the prior written consent of the Required Managing Agents.

SECTION 5.02. Indemnification. The Issuer shall indemnify and hold harmless each Owner, the Administrative Agent, each Managing Agent and their respective officers, directors, employees, agents and representatives (each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including legal and accounting fees), or disbursements of any kind or nature whatsoever (collectively, “Losses”) as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty of the Issuer in this Agreement or in any certificate delivered pursuant hereto, or for any failure to comply with any Transaction Document, or failure to maintain a first priority security interest in the Collateral, excluding however (i) Losses to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party and (ii) recourse for Receivables which are uncollectible solely due to the Obligor’s financial inability to pay. Such Losses shall be payable in accordance with Section 7.11 of this Agreement.

ARTICLE VI

THE ADMINISTRATIVE AGENT AND THE MANAGING AGENTS

SECTION 6.01. Authorization and Action. Each Purchaser hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and any related agreement, instrument and document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent reserves the right, in its sole discretion, but subject to such restrictions as may be set forth with respect to the Purchasers in this Agreement or any related agreement, instrument or document, to exercise any rights and remedies under this Agreement or any related agreement, instrument or document executed and delivered pursuant hereto, or pursuant to applicable law, and also to agree to any amendment, modification or waiver of this Agreement or any related agreement, instrument and document, in each instance, on behalf of the Purchasers. Notwithstanding anything herein or elsewhere to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The appointment and authority of the Administrative Agent hereunder shall terminate on the date after the Amortization Period has commenced on which the Series Outstanding Amount has been reduced to zero and all other amounts owed by the Issuer under this Agreement have been paid in full.

SECTION 6.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Purchaser for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any related agreement, instrument or document except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for the Issuer, the Servicer, any Managing Agent or the Indenture Trustee), independent public accountants and other experts selected by it and shall not be liable to the Purchaser for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to the Purchasers and shall not be responsible to the Purchasers for any statements, warranties or representations made in or in connection with this Agreement or in connection with any related agreement, instrument or document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any related agreement, instrument or document on the part of the Issuer, the Indenture Trustee, the Servicer or any Purchaser or Managing Agent or to inspect the property (including the books and records) of the Issuer, the Indenture Trustee, the Servicer, any Purchaser or any Managing Agent; (d) shall not be responsible to the Purchasers for the due execution, legality, validity, enforceability, genuineness or sufficiency of value of this Agreement or any related agreement, instrument or document; (e) shall not be deemed to be acting as any Purchaser’s trustee or otherwise in a fiduciary capacity hereunder or in connection with any related agreement, instrument or document; and (f) shall incur no liability to any Purchaser under or in respect of this Agreement or any related agreement, instrument or document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 6.03. Administrative Agent and Affiliates. To the extent that the Administrative Agent or any of its Affiliates shall become a Series 2007-1 Noteholder, the Administrative Agent or such Affiliate, in such capacity, shall have the same rights and powers under this Agreement and each related agreement, instrument and document as would any Purchaser and may exercise the same as though it were not the Administrative Agent, or such Affiliate, as the case may be. The Administrative Agent and its Affiliates may generally engage in any kind of business with the Issuer, the Servicer, the Managing Agents, the Indenture Trustee, the Transferor, Cartus, CFC, Realogy or any of their respective Affiliates and any Person who may do business with or own securities of any of the foregoing, all as if it were not the Administrative Agent or such Affiliate, as the case may be, and without any duty to account therefor to any Purchaser.

SECTION 6.04. Purchase Decision. Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its Affiliates, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase the Series 2007-1 Notes. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement or any related agreement, instrument or other document.

SECTION 6.05. Indemnification of the Administrative Agent. The Committed Purchasers severally agree to indemnify the Administrative Agent, ratably in accordance with their respective Committed Percentages from time to time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any related agreement, instrument or document or any action taken or omitted by the Administrative Agent under this Agreement, or any related agreement, instrument or document; provided, however, that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Committed Purchasers severally (to the extent the Administrative Agent is not reimbursed by the Issuer or the Servicer for such expenses) agree to reimburse the Administrative Agent, ratably in accordance with their Committed Percentages from time to time, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent at the request or at the direction of the Required Managing Agents in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any related agreement, instrument or document.

SECTION 6.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ notice thereof to the Managing Agents, the Issuer, the Servicer and the Indenture Trustee and such resignation shall become effective upon the appointment and acceptance of a successor Administrative Agent as described below. Upon any such resignation, the Managing Agents shall have the right to appoint a successor Administrative Agent approved by the Issuer and the Servicer (which approval will not be unreasonably withheld, delayed or conditioned). If no successor Administrative Agent shall have been so appointed by the Managing Agents and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Managing Agents, appoint a successor Administrative Agent approved by the Issuer and the Servicer (which approval will not be unreasonably withheld, delayed or conditioned), which successor Administrative Agent shall be (a) either (i) a commercial bank having a combined capital and surplus of at least $250,000,000 or (ii) an Affiliate of such bank and (b) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

SECTION 6.07. Authorization and Action of Managing Agents. Each Conduit Purchaser and each Committed Purchaser of each Purchaser Group hereby appoints and authorizes the Managing Agent with respect to such Purchaser Group to take such action as agent on its behalf and to exercise such powers under this Agreement, the Series Supplement, the Indenture and the other related documents as are delegated to the Managing Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Conduit Purchaser and each Committed Purchaser hereby appoints the related Managing Agent as its agent to execute and deliver all further instruments and documents, and agrees to take all further action that the related Managing Agent may deem necessary or appropriate or that a Conduit Purchaser or a Committed Purchaser may reasonably request in order to perfect, protect or more fully evidence the interests of such Purchasers hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder or under the related Series 2007-1 Notes and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.

SECTION 6.08. Successor Managing Agent. A Managing Agent may resign at any time, effective upon the appointment and acceptance of a successor Managing Agent as provided below, by giving written notice thereof to each other Managing Agent, each related Conduit Purchaser, each related Committed Purchaser, the Issuer and the Servicer. Upon any such resignation, the members of the related Purchaser Group acting jointly shall appoint a successor Managing Agent. Upon the acceptance of any appointment as Managing Agent hereunder by a successor Managing Agent, such successor Managing Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Managing Agent, and the retiring Managing Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Managing Agent’s resignation hereunder as Managing Agent, the provisions of this Article VI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Managing Agent under this Agreement. The successor Managing Agent shall promptly notify the Issuer, the Servicer and the Indenture Trustee of its appointment hereunder.

SECTION 6.09. Payments by a Managing Agent. Unless specifically allocated to a Conduit Purchaser or a Committed Purchaser pursuant to the terms of this Agreement, all amounts received by a Managing Agent on behalf of the related Purchasers shall be paid by such Managing Agent to such Purchasers (at the account specified in writing to such Managing Agent) on the Business Day received by such Managing Agent, unless such amounts are received after 2:00 p.m. (New York time) on such Business Day, in which case such Managing Agent shall use its reasonable efforts to pay such amounts, on such Business Day, but, in any event, shall pay such amounts not later than 11:00 a.m. (New York time) the following Business Day.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Amendments, Waivers and Consents, Etc. No amendment to or waiver of any provision of this Agreement nor consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by (a) the Issuer and the Required Managing Agents (with respect to an amendment) or (b) the Required Managing Agents (with respect to a waiver or consent by them) or the Issuer (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; in each case of (a) and (b), provided, that without the prior written consent of each affected Purchaser, no amendment or waiver shall: (i) reduce the amount of principal or Monthly Interest that is payable on account of the Series 2007-1 Notes or delay any scheduled date for payment thereof; (ii) increase the Stated Amount of the Series 2007-1 Notes or the Commitment of any Committed Purchaser hereunder; (iii) modify any yield protection or indemnity provision which expressly inures to the benefit of the Owners or its assignees or participants, (iv) modify the calculation of the Series 2007-1 Required Enhancement Amount or change (directly or indirectly) the definitions of “Minimum Enhancement Percentage”, “Loss Reserve Ratio”, “Dilution Reserve Ratio”, “Servicing Reserve Ratio” or “Yield Reserve Ratio” or any defined term used in such definitions or employed in the calculation of such amounts, (v) reduce the Fees or delay any scheduled date for payment thereof, (vi) release the Performance Guarantor for obligations under the Performance Guaranty or (vii) modify the provisions of this Section 7.01. This Agreement and the other agreements, instruments and documents executed and delivered pursuant hereto contain a final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

SECTION 7.02. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on Schedule III or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of delivery by mail, five (5) days after being deposited in the United States mails, or, in the case of notice by telex, when telexed against receipt of answer back, or in the case of notice by facsimile copy, when verbal communication of receipt is obtained.

SECTION 7.03. No Waiver; Remedies; Rights of Purchasers, Etc. No failure on the part of the Administrative Agent, the Purchasers, the Managing Agents or the Issuer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of, each of the Issuer, the Administrative Agent, the Purchasers, the Managing Agents and their respective successors and permitted assigns, subject to the further provisions of this Section 7.04.

(b) The Issuer shall not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Managing Agents.

(c) Subject to the terms and provisions of the Series Supplement, a Purchaser may, assign or sell undivided participation interests of its rights and obligations hereunder or under a Series 2007-1 Note or any interest herein or in the Series 2007-1 Notes to any Person (including, without limitation, a sale by any Conduit Purchaser to its related Liquidity Providers or Program Support Providers). Any assignment or sale of a participation interest by a Purchaser to a Person (other than a Liquidity Provider or Program Support Provider) pursuant to this Section 7.04(c) shall be effected pursuant to an Assignment and Acceptance Agreement in substantially the form of Exhibit A hereto. Notwithstanding the foregoing, a Purchaser shall, so long as no Amortization Event has occurred and is continuing, obtain the consent of the Issuer (such consent not to be unreasonably withheld, delayed or conditioned) in connection with an assignment of its obligations hereunder and under a Series 2007-1 Note to any Person other than a sale by a Conduit Purchaser to (i) another commercial paper conduit managed by the related Managing Agent or (ii) any Liquidity Provider or Program Support Provider.

(d) The Administrative Agent may assign at any time its rights and obligations hereunder to an Affiliate without the consent of the Purchasers or the Issuer and such assignment shall be effective upon written notice thereof to the Purchasers, the Issuer, the Servicer and the Indenture Trustee.

(e) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date on which all Commitments to fund hereunder have been terminated and the Series Outstanding Amount has been paid in full; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Issuer pursuant to Article V and, the rights and remedies described in Sections 2.06, 2.07, 2.08, 2.09, 5.02, 7.08, 7.09, 7.11 and 7.12 shall be continuing and shall survive any termination of this Agreement.

SECTION 7.05. Securities Laws; Series 2007-1 Note as Evidence of Indebtedness.

(a) Each Purchaser hereby acknowledges and agrees and represents and warrants that the Series 2007-1 Note purchased by it pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof nor with any intent of conducting any initial resale thereof under Rule 144A or analogous private offering exemption, and that such Purchaser will not offer to sell or otherwise dispose of a Series 2007-1 Note so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable state or other securities laws. Each Purchaser also acknowledges the restrictions on ownership and transfers set forth in Section 5.02 of the Series Supplement and agrees to all terms thereof. Without limiting the foregoing, each Purchaser hereby makes the representations and warranties and agrees to the covenants required of Noteholders under Section 5.02 of the Series Supplement.

(b) It is the intent of the Issuer and each Purchaser that, for federal, state, foreign and local income and franchise tax purposes, the Series 2007-1 Notes will be indebtedness of the Issuer secured by the Pledged Assets. The Issuer and each Purchaser agree to treat the Series 2007-1 Notes for purposes of all federal, state and local income and franchise taxes and for any other tax imposed on or measured by income as indebtedness of the Issuer.

SECTION 7.06. SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 7.02. NOTHING IN THIS SECTION 7.06 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 7.07. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AMONG THE ISSUER AND ANY PURCHASER OR THE ADMINISTRATIVE AGENT ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

SECTION 7.08. Costs and Expenses. The Issuer agrees to pay on demand to (i) the Administrative Agent, each Managing Agent and each Purchaser all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including rating agency fees, costs and expenses and all out-of-pocket costs and expenses incurred in connection with due diligence) of this Agreement, the Series Supplement, the Liquidity Provider Agreements and the other documents to be delivered by the Issuer or each Purchaser in connection herewith and therewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each of the Administrative Agent, each Purchaser and Liquidity Provider with respect thereto and with respect to advising each of the Administrative Agent, each Managing Agent and each Purchaser, as to its respective rights and remedies under this Agreement and the other documents delivered hereunder or in connection herewith and (ii) to the Administrative Agent, each Managing Agent and each Purchaser, all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement, and the other documents delivered hereunder or in connection herewith. Such costs and expenses shall be payable in accordance with Section 7.11 of this Agreement.

SECTION 7.09. No Proceedings.

(a) The Issuer, the Servicer, the Administrative Agent, each Managing Agent and each Purchaser each hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law for one year and a day after the latest maturing Commercial Paper Note issued by such Conduit Purchaser has been paid.

(b) Each Purchaser, each Managing Agent and the Administrative Agent each hereby agrees that it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law for one year and a day after the latest maturing Note issued by the Issuer has been paid.

SECTION 7.10. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or the validity, legality and enforceability of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 7.11. Limited Recourse Obligations.

(a) Notwithstanding any provision in any other section of this Agreement to the contrary, the Purchasers, the Managing Agents and the Administrative Agent each hereby acknowledge and agree that the Issuer’s payment obligations under Sections 2.06, 2.07, 2.08, 2.09, 5.02 and 7.08 shall be without recourse to the Servicer or the Indenture Trustee (or any Affiliate, officer, director, employee or agent of any of them) and shall be limited to the extent of funds available for payment of the foregoing amounts under Section 4.01(c) of the Series Supplement.

(b) Anything contained in this Agreement or any other Transaction Document to the contrary notwithstanding, all payments to be made by any Conduit Purchaser under this Agreement shall be made by such Conduit Purchaser solely from available cash, which shall be limited to the (a) proceeds of collections and other amounts payable by or on behalf of the Issuer to such Conduit Purchaser in connection with any of the Transaction Documents and (b) proceeds of the issuance of Commercial Paper Notes (collectively “Available Funds”). No recourse shall be had against any Conduit Purchaser personally or against any incorporator, shareholder, officer, director or employee of such Conduit Purchaser with respect to any of the covenants, agreements, representations or warranties of such Conduit Purchaser contained in this Agreement, or any other Transaction Document, it being understood that such covenants, representations or warranties are enforceable only to the extent of Available Funds. The Administrative Agent, each Managing Agent and each Committed Purchaser hereby acknowledge that, pursuant to the terms and conditions of this Agreement and the other Transaction Documents, no Conduit Purchaser shall be required to make any payments to the Administrative Agent any Managing Agent or any Committed Purchaser, either as compensation for services rendered, reimbursement for out of pocket expenses, indemnification, or otherwise, except to the extent such Conduit Purchaser has Available Funds to make such payment.

SECTION 7.12. Confidentiality. Each Purchaser, Managing Agent and the Administrative Agent agree to maintain the confidentiality of any and all information regarding the Originator, Realogy, Cartus, CFC, ARSC and the Issuer obtained in accordance with the terms of this Agreement or provided to the Managing Agents and the Administrative Agent in contemplation of entering into this Agreement and that is, in either such case, not publicly available (including, without limitation, financial and operational information and reports concerning the above-described parties and/or the Receivables); provided, however, that any Purchaser, Managing Agent and/or the Administrative Agent may reveal such information (a) (i) as necessary or appropriate in connection with the administration or enforcement of this Agreement or such Purchaser’s funding of its purchase of a Series 2007-1 Note hereunder and (ii) as necessary or appropriate in connection with obtaining any Acknowledgement Letter under Section 7.3(j) of the Purchase Agreement from other creditors of Cartus (b) as required by law, government regulation, court proceeding or subpoena, (c) to applicable Rating Agencies, any Liquidity Provider, Program Support Provider, participant, assignee or potential Liquidity Provider, Program Support Provider, participant or assignee or (d) to legal counsel and auditors of such Purchaser and the Administrative Agent. Notwithstanding anything herein to the contrary, none of the Originator, Realogy, Cartus, CFC, ARSC or the Issuer shall have any obligation to disclose to any Purchaser, Managing Agent or the Administrative Agent or their assignees any personal and confidential information relating to a Transferred Employee. Anything herein to the contrary notwithstanding, each party hereto and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

APPLE RIDGE FUNDING LLC, as Issuer

By:	/s/ Eric Barnes
Name:	Eric Barnes
Title:	SVP, CFO

CARTUS CORPORATION, as Servicer

By:	/s/ Eric Barnes
Name:	Eric Barnes
Title:	SVP, CFO

Signature Page to A&R Series 2007-1 Note Purchase Agreement

CALYON NEW YORK BRANCH, as Administrative Agent
and a Managing Agent

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

CALYON NEW YORK BRANCH,
as a Committed Purchaser

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

ATLANTIC ASSET SECURITIZATION LLC, as a Conduit Purchaser

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

Signature Page to A&R Series 2007-1 Note Purchase Agreement

LAFAYETTE ASSET SECURITIZATION LLC,
as a Conduit Purchaser

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

Signature Page to A&R Series 2007-1 Note Purchase Agreement

MIZUHO CORPORATE BANK, LTD., as Managing Agent

BY:	/s/ James Fayen
Name:	James Fayen
Title:	Deputy General Manager

WORKING CAPITAL MANAGEMENT CO. L.P., as a Conduit Purchaser and Committed Purchaser

BY:	/s/ Hiroyuki Kasama
Name:	HIROYUKI KASAMA
Title:	ATTORNEY-IN-FACT

Signature Page to A&R Series 2007-1 Note Purchase Agreement

THE BANK OF NOVA SCOTIA, as a Committed Purchaser and as Managing Agent

By:	/s/ Michael Eden
Name:	MICHAEL EDEN
Title:	DIRECTOR

LIBERTY STREET FUNDING LLC, as a Conduit Purchaser

By:
Name:	Jill A. Gordon
Title:	Vice President

Signature Page to A&R Series 2007-1 Note Purchase Agreement

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH, as a Managing Agent

BY:	/s/ Robert Fleisher
Name:	Robert Fleisher
Title:	Director

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH, as a Committed Purchaser

BY:	/s/ Paul Gex
Name:	Paul Gex
Title:	Director

BLACK FOREST FUNDING CORP., as a Conduit Purchaser

BY:	/s/ Phillip A. Martone
Name:	Phillip A. Martone
Title:	Vice President

Signature Page to A&R Series 2007-1 Note Purchase Agreement

SMBC SECURITIES, INC., as a Managing Agent

By:	/s/ Tetsuya Tonoike
Name:	Tetsuya Tonoike
Title:	President

SUMITOMO MITSUI BANKING CORPORATION, as a Committed Purchaser

By:	/s/ Yoshihiro Hvakutome
Name:	Yoshihiro Hvakutome
Title:	General Manager

MANHATTAN ASSET FUNDING COMPANY LLC, as a Conduit Purchaser

By: MAF RECEIVABLES CORP., its Member

By:	/s/ Phillip A. Martone
Name:	Phillip A. Martone
Title:	Vice President

Signature Page to A&R Series 2007-1 Note Purchase Agreement